Exhibit 99.1

           Wild Oats Markets, Inc. Reports Third Quarter 2003 Results


    BOULDER, Colo., Nov. 4 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the third quarter and nine months ended September 27, 2003.

    Net sales in the third quarter of 2003 increased 3.9 percent to $237.0 million, compared to $228.1 million in the third quarter of 2002. This increase was primarily driven by the inclusion of five new stores, one of which was a relocation, in the Company's portfolio compared to the third quarter of 2002. Wild Oats opened one store in Lexington, Ky. and relocated one store in Nashville, Tenn. in the third quarter of 2003. Net sales for the first nine months of 2003 were $715.3 million, which is a 2.6 percent increase, compared to net sales of $697.3 million in the first nine months of 2002.

    Comparable store sales increased 0.8 percent in the third quarter of 2003, compared with 5.6 percent in last year's third quarter. As previously announced, supply chain inconsistencies caused higher out-of-stock levels, which contributed to declining customer traffic in the quarter. As a result, comparable store customer traffic in the third quarter of 2003 was negative
2.4 percent and comparable store average transaction size per customer was positive 3.3 percent.

    Wild Oats reported a net loss of ($861,000), or ($0.03) per share in the third quarter of 2003, compared with net income of $2.2 million, or $0.08 per diluted share in the same period last year. Included in third quarter 2003 results are approximately $1.5 million, or $0.03 per share, in pre-tax charges related to asset write-offs, restructuring charges and accelerated depreciation for the planned closure or relocation of distribution centers and warehouses. The loss in the third quarter caused net income for the first nine months of 2003 to decline to $2.8 million, or $0.09 per share, from net income of $4.3 million, or $0.17 per share, in the first nine months of 2002.

    The inability of Wild Oats and Tree of Life, Inc. to achieve anticipated supply chain improvements was a primary contributor to the Company's net loss in the third quarter. The decline in net income was largely attributed to the Company's efforts to overcome disruption in the stores related to supply chain inconsistencies, including increased purchases from secondary and tertiary distributors at a higher cost, higher operating expenses related to managing supply chain issues, and increased promotional activity to drive customer traffic in anticipation of improved supply chain efficiencies.

    As previously announced, Wild Oats Markets and Tree of Life have mutually agreed to terminate their current primary distribution relationship. The parties have begun to work on a transition plan under which Wild Oats will exercise a conversion option with its secondary distributor, United Natural Foods, Inc. (UNFI), to transition its primary distribution business to UNFI at competitive terms. This conversion will be complete within the first quarter of 2004 and Tree of Life has committed to continue to support Wild Oats' stores during the transition to UNFI.

    "While we are disappointed by our results in the third quarter, we believe that our business fundamentals are strong, and we continue to make strides to achieve our growth objectives," said Perry D. Odak, President and Chief Executive Officer. "Early indications show that our results in the fourth quarter will be back on track, which is partially due to the benefit of labor strikes at unionized grocery stores in certain regions. Once we realize anticipated supply chain improvements, we expect that our financial results will reflect the overall growth in the natural products industry."

    Wild Oats reported gross profit of $68.9 million, or 29.1 percent of sales, in the third quarter of 2003, a 2.7 percent increase compared with $67.1 million, or 29.4 percent of sales, in the third quarter of 2002. The decline in gross margin in the third quarter was the result of the aforementioned accelerated depreciation for the planned closure or relocation of distribution centers and warehouses; supply chain inconsistencies and planned mark-downs to reduce inventory in Natural Living product categories to eliminate slow-moving products and make room for new products. Wild Oats generated gross profit of $211.0 million, or 29.5 percent of sales in the first nine months of 2003, compared with $206.1 million, or 29.6 percent of sales in the same period last year.

    Direct store expenses increased 9.2 percent to $53.1 million in the third quarter of 2003, compared with $48.6 million in the third quarter of 2002. This increase in direct store expenses was largely the result of increased store payroll expenses required to accommodate supply chain inconsistencies. As a result, direct store expenses as a percent of sales was up more than one full percentage point to 22.4 percent, compared with 21.3 percent in last year's third quarter. Direct store expenses in the year-to-date period were $154.3 million, or 21.6 percent of sales, compared with $150.6 million, or
21.6 percent of sales, in the same period in 2002. The Company continues its focus on expense management at store level and, by the end of the fourth quarter of 2003, expects its direct store expenses as a percent of sales to return to levels achieved in the first half of the year.

    Store contribution was $15.8 million, or 6.6 percent of sales, in the third quarter of 2003, a 14.6 percent decline compared to $18.5 million, or
8.1 percent of sales, in the third quarter of 2002. This was due to the above-mentioned decline in gross margins and increase in direct store expenses. Store contribution for the first nine months of 2003 was $56.7 million, or 7.9 percent, a 2.0 percent increase compared with $55.5 million, or 8.0 percent of sales in the same period last year.

    Selling, General & Administrative expenses (SG&A) in the third quarter of 2003 increased 21.8 percent to $15.5 million, or 6.5 percent of sales, compared with $12.7 million, or 5.6 percent of sales, in the prior year third quarter. Higher SG&A expenses in the third quarter of 2003 were primarily due to increased administrative costs related to the Company's new store rollout program, and continued investments to improve the Company's IT systems. Additionally, third quarter 2002 SG&A expenses benefited from a favorable legal judgment. While the Company invested in advertising and promotional programs early in the third quarter of 2003 in anticipation of supply chain improvements, which did not produce desired results, this was largely a reallocation of resources and did not have an adverse impact on SG&A in the quarter compared to prior-year levels. SG&A expenses in the first nine months of 2003 were $48.3 million, or 6.7 percent of sales, compared with $41.6 million, or 6.0 percent of sales, in the same period last year.

    Wild Oats Markets continues to generate improved cash flow despite a significant increase in capital expenditures related to investments in new and existing stores. During the first nine months of 2003, net cash provided by operating activities was $26.2 million, compared to $25.1 million in the same period in 2002. Capital expenditures were $8.6 million for the third quarter and $22.1 million year-to-date in 2003, compared to $2.3 million in the third quarter and $6.9 million year-to-date in 2002. In the third quarter of 2003, Wild Oats paid down a net $2.6 million on its credit facility and, as of the end of the quarter, had approximately $37.3 million outstanding on its $75.0 million credit facility.


    2003 Outlook

    To date in 2003, Wild Oats Markets completed remodeling and/or resetting 20 stores as part of its previously announced store remodeling and resetting initiatives. Wild Oats Markets will open three additional stores in the fourth quarter of 2003, bringing the total new stores opened in 2003 to eight. The three additional stores include two Wild Oats Natural Marketplaces in Southwest Denver, Colo. and Park City, Utah; and one Henry's Marketplace in Chino Hills, Calif. As previously communicated, the Company had planned to open nine new stores this year, and as a result of construction delays, the Company will open this ninth store, a Wild Oats Natural Marketplace in Colorado Springs, Colo., in January 2004.

    Wild Oats currently has 15 leases and 18 letters of intent signed for new stores slated to open in 2004 and 2005. The Company expects it will meet its growth plans of adding up to 15 new stores in 2004 and up to 20 in 2005.

    "We continue to focus both on improving our existing stores and building successful new stores," said Mr. Odak. "Our new store development program is netting positive results and, as we continue to improve efficiencies in opening new stores, we are able to focus greater attention on our existing store base. Our ability to continue to generate cash and pay down debt, while at the same time devoting a higher level of capital expenditures on store remodeling and new store development, gives us even greater confidence in the underlying financial strength we have built for this Company."

    As previously announced, several factors, including the duration of the current labor strikes at unionized grocery stores in Southern Calif. and potential strikes in other states, as well as the transition to a new primary distributor, may have an impact on earnings results in the fourth quarter. Therefore, the Company has withdrawn its previous EPS guidance for 2003 and is unable to provide revised full-year EPS guidance at this time.


    Company management will host a conference call and webcast with financial analysts and investors on Tuesday, November 4, 2003 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss financial results for the third quarter and nine months ended September 27, 2003. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats third quarter 2003 earnings conference call" or reference conference ID number 3339461. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com .


    About Wild Oats

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With annual sales of nearly $920 million, the Company currently operates 101 natural foods stores in 25 states and British Columbia, Canada. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Marketplace, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoatsinc.com .


    Risk Factors and Uncertainties

    Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the ability to resolve distributor issues without significant disruption, the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future, the amount and timing of expected restructuring and asset impairment charges, expected future comparable store sales, revenues and earnings per share, the success of the Company's marketing and merchandising programs, and the future financial measures and the prospects for favorable growth and performance.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition and labor disputes in certain regions, the ability to obtain necessary inventory, the timing of completion of the transition to a new primary distributor, the Company's ability to execute on marketing and merchandising initiatives to drive customer traffic, as well as other risks detailed from time to time in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 28, 2002, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data are projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.



    Wild Oats Markets, Inc.
    Consolidated Statement of Operations
    (In thousands, except per-share amounts)
    (Unaudited)

                                            Thirteen Weeks Ended
                                       Sept 27,               Sept 28,
                                         2003                   2002

    Sales                        $237,028    100.0%    $228,102    100.0%
    Cost of goods sold
     and occupancy costs          168,158     70.9%     161,026     70.6%
                                 --------              --------
      Gross profit                 68,870     29.1%      67,076     29.4%

    Direct store expenses          53,114     22.4%      48,629     21.3%
                                 --------              --------
      Store contribution           15,756      6.6%      18,447      8.1%

    Selling, general and
     administrative expenses       15,472      6.5%      12,705      5.6%
    Pre-opening expenses              616      0.3%         237      0.1%
    (Gain) loss on disposal
      of assets                       661      0.3%          13      0.0%
    Restructuring and asset
     impairment charges (income)      134      0.1%        (174)    -0.1%
                                 --------              --------
      Income (loss) from
       operations                  (1,127)    -0.5%       5,666      2.5%

    Interest expense, net             285      0.1%       2,134      0.9%
                                 --------              --------
      Income (loss) before
       income taxes                (1,412)    -0.6%       3,532      1.5%

    Income tax expense
     (benefit)(1)                    (551)    -0.2%       1,360      0.6%
                                 --------              --------
      Net income (loss)             $(861)    -0.4%      $2,172      1.0%
                                 ========              ========
    Basic net income
     per common share              $(0.03)                $0.08
                                 ========              ========
    Weighted average number
     of common shares
     outstanding                   29,898                26,440
                                 ========              ========
    Diluted net income
     per common share              $(0.03)                $0.08
                                 ========              ========
    Weighted average number
     of common shares
     outstanding, assuming
     dilution                      29,898                27,185
                                 ========              ========

    Wild Oats Markets, Inc.
    Consolidated Statement of Operations
    (In thousands, except per-share amounts)
    (Unaudited)

                                           Thirty-Nine Weeks Ended

                                        Sept 27,              Sept 28,
                                          2003                  2002

    Sales                        $715,263    100.0%    $697,302    100.0%
    Cost of goods sold
     and occupancy costs          504,312     70.5%     491,155     70.4%
                                 --------              --------
      Gross profit                210,951     29.5%     206,147     29.6%

    Direct store expenses         154,305     21.6%     150,605     21.6%
                                 --------              --------
      Store contribution           56,646      7.9%      55,542      8.0%

    Selling, general and
     administrative expenses       48,246      6.7%      41,625      6.0%
    Pre-opening expenses            1,639      0.2%       1,251      0.2%
    (Gain) loss on disposal
     of assets                      2,029      0.3%         (27)     0.0%
    Restructuring and asset
     impairment charges (income)   (1,747)    -0.2%        (826)    -0.1%
                                 --------              --------
      Income (loss) from
       operations                   6,479      0.9%      13,519      1.9%

    Interest expense, net           1,951      0.3%       6,543      0.9%
                                 --------              --------
      Income (loss) before
       income taxes                 4,528      0.6%       6,976      1.0%

    Income tax expense
     (benefit) (1)                  1,766      0.2%       2,638      0.4%
                                 --------              --------
      Net income (loss)            $2,762      0.4%      $4,338      0.6%
                                 ========              ========
    Basic net income per
     common share                   $0.09                 $0.17
                                 ========              ========
    Weighted average number
     of common shares outstanding  29,792                25,425
                                 ========              ========
    Diluted net income per
     common share                   $0.09                 $0.17
                                 ========              ========
    Weighted average number
     of common shares
     outstanding, assuming
     dilution                      30,169                26,071
                                 ========              ========

    (1) Interest expense for the nine months ended September 27, 2003 includes a $186,000 loss on early extinguishment of debt.


    Wild Oats Markets, Inc.
    Condensed Consolidated Balance Sheet
    (In Thousands)

                              Sept 27, 2003   June 28, 2003  Dec 28, 2002
                                (unaudited)     (unaudited)
    Assets
    Current assets:
      Cash and cash equivalents   $11,211         $15,275      $11,367
      Inventories, net             45,836          47,785       47,175
      Accounts receivable, net      4,708           3,087        2,524
      Prepaid expenses and
       other current assets         3,217           7,490        7,069
                                 --------        --------     --------
        Total current assets       64,972          73,637       68,135

    Property and equipment, net   126,134         123,963      122,359
    Intangible assets, net        113,524         113,648      113,819
    Other long term assets         18,963          16,976       19,272
                                 --------        --------     --------
    Total assets                 $323,593        $328,224     $323,585
                                 ========        ========     ========
    Liabilities and
     Stockholders' Equity
    Current liabilities:
      Accounts payable            $62,878         $65,105      $57,596
      Accrued liabilities          36,080          35,955       37,943
      Current portion of debt
       and capital leases              19              16          146
                                 --------        --------     --------
        Total current
         liabilities               98,977         101,076       95,685

    Long-term debt and
     capital leases                37,279          39,886       43,075
    Other long-term
     liabilities                   13,964          14,330       17,923
                                  -------         -------      -------
        Total liabilities         150,220         155,292      156,683
                                 --------        --------     --------
    Stockholders' equity:
      Preferred stock, $0.001
       par value; 5,000,000
       shares authorized; no
       shares issued and
       outstanding
      Common stock, $0.001 par
       value; 60,000,000 shares
       authorized; 29,965,041
       and 29,658,660 shares
       issued and outstanding          30              30           30
      Additional paid-in
       capital                    205,830         204,693      203,282
      Accumulated deficit         (32,606)        (31,745)     (35,368)
      Accumulated other
       comprehensive
       income (loss)                  119             (46)      (1,042)
                                 --------        --------     --------
        Total stockholders'
         equity                   173,373         172,932      166,902
                                 --------        --------     --------
    Total liabilities and
     stockholders' equity        $323,593        $328,224     $323,585
                                 ========        ========     ========

    Wild Oats Markets, Inc.
    Consolidated Statement of Cash Flows
    (In Thousands)
    (Unaudited)

                              Thirteen Weeks Ended   Thirty-nine Weeks Ended

                              Sept 27,    Sept 28,   Sept 27,     Sept 28,
                                2003        2002       2003         2002

    Cash Flows From
     Operating Activities:
      Net income                $(861)     $2,172      $2,762       $4,338
    Adjustments to reconcile
     net income to net cash
     from operating
     activities:
      Depreciation and
       amortization             5,898       5,234      16,764       15,762
      Deferred tax expense       (587)      2,337       1,396        3,157
      Loss (gain) on disposal
       of property and equipment  661          12       2,029          (27)
      Restructuring and asset
       impairment charges         134        (174)     (1,747)        (826)
      Loss on early
       extinguishment of
       long-term debt                                     186
      Other                        26        (151)        132         (211)
    Change in assets and
     liabilities:
      Inventories               1,955       2,396       1,500        8,992
      Receivables and other
       assets                     814       1,558         533        4,304
      Accounts payable         (2,012)     (5,378)      5,698       (7,494)
      Accrued liabilities        (167)     (4,816)     (3,051)      (2,916)
                              -------     -------     -------      -------
        Net cash provided by
         operating activities   5,861       3,190      26,202       25,079
                              -------     -------     -------      -------
    Cash Flows From Investing
     Activities:
      Capital expenditures     (8,554)     (2,262)    (22,070)      (6,906)
      Proceeds from sale of
       property and equipment     322         213         326          218
                              -------     -------     -------      -------
        Net cash used in
         investing activities  (8,232)     (2,049)    (21,744)      (6,688)
                              -------     -------     -------      -------
    Cash Flows From
     Financing Activities:
      Net repayments on
       line of credit          (2,600)     (3,000)     (6,700)     (24,000)
      Net increase (decrease)
       in book overdraft         (195)     (2,373)       (489)        (493)
      Repayments on notes
       payable, long-term
       debt and capitalized
       leases                      (4)     (2,564)    (37,102)      (8,294)
      Proceeds from long-term
       debt                                            37,879
      Payment of debt
       issuance costs                                    (721)
      Proceeds from issuance
       of common stock          1,112      51,491       2,455       52,925
                              -------     -------     -------      -------
        Net cash provided by
         (used in) financing
         activities            (1,687)     43,554      (4,678)      20,138
                              -------     -------     -------      -------
    Effect of exchange rate
     changes on cash               (6)        (40)         64           14
                              -------     -------     -------      -------
    Net increase (decrease)
     in cash and cash
     equivalents               (4,064)     44,655        (156)      38,543
    Cash and cash equivalents
     at beginning of period    15,275      12,728      11,367       18,840
                              -------     -------     -------      -------
    Cash and cash equivalents
     at end of period         $11,211     $57,383     $11,211      $57,383
                              =======     =======     =======      =======

    Non-Cash Investing and
     Financing Activities;
      Stock Issued in payment
       of note payable                                              $1,210
                                                                   =======
    Settlement of note
     payable against
     accounts receivable                                              $200
                                                                   =======


SOURCE  Wild Oats Markets, Inc.
    -0-                             11/04/2003
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com
                http://www.wildoatsinc.com /
    (OATS)

CO:  Wild Oats Markets, Inc.
ST:  Colorado
IN:  REA SUP FOD
SU:  ERN ERP CCA